UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 9, 2006 enherent Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	0-23315	13-3914972
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)
192 Lexington Avenue
New York, New York 10016
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 889-7722
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     As of January 9, 2006, the Board of Directors of the Company elected Thomas Minerva as non-executive Vice Chairman of the Company. In connection with his election, the Company and Mr. Minerva entered into an agreement pursuant to which Mr. Minerva agreed to serve as Vice Chairman of, and to provide additional services to, the Company (the “Minerva Agreement”). The term of the Minerva Agreement expires on December 31, 2007, but can be terminated earlier by either party on thirty days’ written notice. Pursuant to the terms of the Minerva Agreement, the Company agreed to pay Mr. Minerva $5,000 per month and granted Mr. Minerva a non-qualified stock option to purchase up to 300,000 shares of Company common stock (the “Minerva Option”). The Minerva Option has a ten-year term, subject to earlier termination in certain circumstances, and vests as to 50,000 shares as of the date of grant and as to 125,000 shares on each of December 31, 2006 and 2007, in each case provided that he still serves as Vice Chairman on each such date.
     The foregoing descriptions of the Minerva Agreement and the Minerva Option are qualified in their entirety by reference to the text of the Minerva Agreement and the Minerva Option, which are attached hereto as Exhibits 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
     The following exhibits are filed herewith.

Exhibit
Number	Description

10.1	Agreement by and between enherent Corp. and Thomas Minerva dated as of January 9, 2006.

10.2	Non-Qualified Stock Option Award Agreement by and between enherent Corp. and Thomas Minerva dated as of January 9, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

enherent Corp.
Date: January 11, 2006	By:	/s/ Pamela Fredette
Pamela Fredette, President and
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Agreement by and between enherent Corp. and Thomas Minerva dated as of January 9, 2006.

10.2	Non-Qualified Stock Option Award Agreement by and between enherent Corp. and Thomas Minerva dated as of January 9, 2006.